UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2011

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6360 South Geyer Road St. Louis, MO	63127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) On March 4, 2011, the Board of Directors (the “Board”) of Panera Bread Company (the “Company”), on the recommendation of the Compensation and Management Development Committee, approved the 2010 annual incentive bonus for William Moreton, the Company’s President and Chief Executive Officer. In recognition of the services provided by Mr. Moreton in connection with the executive transition, Mr. Moreton’s 2010 annual incentive bonus target was calculated as of March 15, 2010, the date on which Mr. Moreton’s base salary increased during 2010. As a result, Mr. Moreton received an annual incentive bonus for 2010 of $794,334. Consistent with the foregoing determination, the Board, on the recommendation of the Compensation and Management Development Committee, also determined that any outstanding Three Year Performance Awards for the period 2010 through 2013 would be calculated and paid on a pro rata basis as of March 15, 2010.

(b) Also on March 4, 2011, the Board, on the recommendation of the Compensation and Management Development Committee, approved the 2011 annual Base Salary for Ronald Shaich, the Company’s Executive Chairman. Mr. Shaich’s annual base salary for 2011 is $525,000, effective as of January 1, 2011. His 2010 annual base salary was $618,000. In addition, Mr. Shaich’s 2011 annual incentive bonus goal target was set at 100% of his base salary, and he shall be eligible for annual grants under the Company’s 2005 Long Term Incentive Program, a sub-plan under the Company’s 2006 Stock Incentive Plan (“LTIP”), in an amount equal to 200% of his base salary, which shall include eligibility for a Performance Award equal to 100% of his base salary, a Choice Award equal to 50% of his base salary, and a Restricted Stock Award equal to 50% of his base salary. All such LTIP awards shall be granted pursuant to the terms and conditions described in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

	By:	/s/ Jeffrey W. Kip

Date: March 10, 2011	Name:	Jeffrey W. Kip
	Title:	Senior Vice President, Chief Financial Officer